UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 2, 2008

Lazard Ltd
(Exact name of registrant as specified in its charter)

Bermuda
(State or other jurisdiction of incorporation)

001-32492	98-0437848
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, 2 Church Street, Hamilton, Bermuda	HM 11
(Address of Principal Executive Offices)	(Zip Code)

441-295-1422
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On May 2, 2008, Lazard Group LLC (“Lazard Group”) agreed (for itself and/or one or more of its subsidiaries, as it may elect) to purchase substantially all of Lazard Group’s outstanding 6.120% Senior Notes initially due 2035 (the “Notes”) at a price of 100.5% of the principal amount.  The Notes currently form a part of Lazard Ltd’s outstanding 6.65% Equity Security Units (the “ESU”)  and will be purchased in connection with the remarketing of the Notes pursuant to the terms of the ESUs.  As a result of the remarketing, the Notes will no longer be a component of the ESUs, the stated maturity of the Notes will be reset to May 15, 2010, the annual interest rate on the Notes will be reset to 4.00% and interest on the Notes will be payable semi-annually in arrears.  The remarketing and related settlement of the purchase contracts underlying the ESUs are expected to close on May 15, 2008.

Each ESU initially consisted of 2.5% interest in a $1,000 Note and a purchase contract requiring holders, on May 15, 2008, to purchase for $25 a number of shares of Lazard Ltd Class A common stock (“common stock”), ranging from 0.8333 to 1, based upon the market value of the common stock during the period commencing on April 15, 2008 and ending on May 12, 2008 (the “reference period”).  Upon the closing of the remarketing and subject to adjustment based on the market value of the common stock for the remainder of the reference period, Lazard Ltd expects to issue approximately 14.6 million shares of common stock for $437.5 million and Lazard Group or one of its subsidiaries expects to purchase substantially all of the outstanding Notes for approximately $439.7 million.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARD LTD
(Registrant)

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Chief Financial Officer

Dated:  May 2, 2008